Exhibit 23.2

Consent of Independent Public Accountants

The Board of Directors
GVC Venture Corp.

We consent to the use of our report dated March 24, 2009, with respect to the consolidated financial statements of Halo Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’/members’ equity (deficit) and cash flows for the years then ended included in the current report on Form 8-K of GVC Venture Corp. filed on October 5, 2009.

/s/ KBA Group LLP

Dallas, TX
October 5, 2009